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                                                                    Exhibit 99.2



                                                               November 18, 2005



Mr. Sang Jun Park
WiderThan Co., Ltd.
17F, K1 REIT Building
463, Chungjeong-Ro 3-Ga
Seodaemun-Gu
Seoul, 120-709, Korea

Dear Mr. Park:

     As we have discussed, I have agreed to serve as a member of the Board of Directors and of the Audit Committee of WiderThan Co., Ltd., a company organized under the laws of the Republic of Korea (the "Company"). I understand that the Company's shareholders have approved my nomination as a member of the Board of Directors and that I will become such a member upon completion of formal registration requirements under applicable Korean law.

     As such, I hereby consent to being named as a future Board member of the Company in the Company's Form F-1 registration statement to be filed in connection with the Company's public offering in the United States of American Depositary Shares, representing the Company's common shares.



                                            Sincerely,


                                            /s/ Thomas E. Wheeler
                                            ------------------------------------
                                            Thomas E. Wheeler